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SEC 1344
(7-2000)       Persons  who  potentially  are to  respond  to the  collection of
Previous       information  contained in  this form are not required  to respond
versions       unless the form displays a currently valid OMB control number.
obsolete
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

(Check One): [X] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [ ] Form 10-Q
[ ] Form N-SAR

For Period Ended:  12-31-00
[]Transition Report on Form 10-K
[]transition Report on Form 20-F
[]Transition Report on Form 11-K
[]Transition Report on Form 10-Q
[]Transition Report on Form N-SAR
For the Transition Period Ended: _______________

  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
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 Nothing in this form shall construed to imply that the Commission has verified any information contained herein.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
Atomic Burrito, Inc.
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Full name of Registrant
N/A
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Former name if applicable
1601 NW Expressway, Suite 1910
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Address of Principal Executive Office (Street and Number)
Oklahoma City, OK  73118
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City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be
[X] filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth
     (c) The accountant's statement of other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

The registrant's audit for the year ended December 31, 2000 will not be completed in time to prepare the report.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Joe R. Love                405                   848-1581
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            (Name)              (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(x). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if sppropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                 Atomic Burrito, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date March 30, 2001                    By/s/Joe R. Love
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                                          Joe R. Love
                                          Chairman of the Board